As filed with the Securities and Exchange Commission on February 28, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FERGUSON PLC

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS. United Kingdom	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Ferguson Group Employee Share Purchase Plan 2021

(Full title of the plan)

Kevin Murphy

Group Chief Executive

Ferguson plc

c/o 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS. United Kingdom

Telephone: +44 (0) 118 927 3800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Sophia Hudson, P.C.

Aaron M. Schleicher

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of this Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference pursuant to Item 3 of Part II of the Form S-8 in this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

(a) The Registrant’s Annual Report on Form 20-F filed with the Commission on September 28, 2021 (the “Annual Report”); and

(b) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 20-F filed with the Commission on February  12, 2021, as updated by the description of the Registrant’s Ordinary Shares filed as Exhibit 2.1 to the Annual Report, including any amendment or report filed for the purposes of updating, changing or otherwise modifying such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless and to the extent expressly set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Articles of Association of the Registrant provide that the Registrant shall indemnify every director or other officer of the Registrant (other than any person (whether an officer or not) engaged by the Registrant as auditor) out of its assets against any liability incurred by him or her for negligence, default, breach of duty, breach of trust or otherwise in relation to the affairs of the Registrant. The extent of such indemnities shall be limited in accordance with the provisions of the Jersey Companies Law, as amended (“Jersey Companies Law”).

Generally, the Jersey Companies Law permits exemption from liability and indemnity of directors and officers for liabilities (i) incurred in defending any civil or criminal legal proceedings, where the judgment is given in the person’s favor or the person is acquitted, the proceedings are discontinued other than by reason of such person giving some benefit or suffering some detriment, or the proceedings are settled on terms that such person gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings, (ii) incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company, (iii) incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty or breach of trust under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court, or (iv) incurred in a case in which the company normally maintains insurance for persons other than directors. The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities for breach of fiduciary duty.

The Registrant has entered into a deed of indemnity with each of its directors. Except as prohibited by applicable law, these deeds of indemnity may require the Registrant, among other things, to indemnify its directors for certain expenses, including attorneys’ fees, costs and expenses incurred by such directors with the prior written consent of the Registrant in any action or proceeding arising out of their service as a director of the Registrant, or one of its subsidiaries.

The Registrant maintains directors and officers insurance coverage, which, subject to policy terms and limitations, is expected to include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to Registrant’s Annual Report on Form 20-F filed with the Commission on September 28, 2021).
5.1*	Opinion of Carey Olsen Jersey LLP.
10.1*	Ferguson Group Employee Share Purchase Plan 2021.
23.1*	Consent of Deloitte LLP.
23.2*	Consent of Carey Olsen Jersey LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
24.1*	Power of Attorney (contained on signature page hereto).
107*	Filing Fee Table

*    Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this 28th day of February, 2022.

FERGUSON PLC

By:	/s/ William Brundage
Name: William Brundage
Title: Group Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints Kevin Murphy and William Brundage as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys and agents full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorneys and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on 28th day of February, 2022.

Signature	Title

/s/ Kevin Murphy Kevin Murphy	Group Chief Executive and Executive Director (principal executive officer)

/s/ William Brundage William Brundage	Group Chief Financial Officer and Executive Director (principal financial officer)

/s/ Richard Winckler Richard Winckler	Group Chief Accounting Officer (principal accounting officer)

/s/ Geoffrey Drabble Geoffrey Drabble	Chairman

/s/ Kelly Baker Kelly Baker	Independent Non-Executive Director

/s/ Catherine Halligan Catherine Halligan	Independent Non-Executive Director

/s/ Brian May Brian May	Independent Non-Executive Director

/s/ Alan Murray Alan Murray	Senior Independent Non-Executive Director

/s/ Thomas Schmitt Thomas Schmitt	Independent Non-Executive Director

/s/ Nadia Shouraboura Nadia Shouraboura	Independent Non-Executive Director

/s/ Jacqueline Simmonds Jacqueline Simmonds	Independent Non-Executive Director

/s/ Suzanne Wood Suzanne Wood	Independent Non-Executive Director